EXHIBIT 15.1
Chartered Accountants
Corner House
Church and Parliament Streets                                    Deloitte
P.O. Box HM 1556                                                 & Touche
Hamilton HM FX, Bermuda


March 7, 2003

PartnerRe Ltd.
Chesney House
96 Pitts Bay Road
Pembroke HM08

Dear Sirs:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PartnerRe Ltd. and subsidiaries for the periods ended March 31, 2002 and 2001, June 30, 2002 and 2001 and September 30, 2002 and 2001 as
indicated in our reports dated May 6, 2002, August 5, 2002 and November 4, 2002, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002 are being incorporated by reference in this Amendment No. 2 to Registration Statement No. 333-101486.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1993, are not considered a part of this Amendment No. 2 to Registration Statement No. 333-101486 prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


Yours faithfully,

/s/ Deloitte & Touche